Exhibit 5.2

McGuireWoods LLP 1750 Tysons Boulevard Suite 1800 Tysons Corner, VA 22102-4215 Phone: 703.712.5000 Fax: 703.712.5050 www.mcguirewoods.com

September 8, 2011

Guitar Center Gift Card Company, LLC

c/o Guitar Center, Inc.

5795 Lindero Canyon Road

Westlake Village, California 91362

Guitar Center Gift Card Company, LLC

Guarantee of 11.50% Senior Notes of Guitar Center, Inc. due 2017;

Exchange Offer Pursuant to Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Virginia counsel to Guitar Center Gift Card Company, LLC, a Virginia limited liability company (the “Guarantor”), in connection with the Guarantor’s proposed guarantee (the “Guarantee”), along with the other guarantors under the Indenture (as defined below), of up to $375,000,000 in aggregate principal amount of 11.50% Senior Notes due 2017 (the “Exchange Notes”) of Guitar Center, Inc., a Delaware corporation (the “Company”).  The Exchange Notes are to be issued by the Company, and the Guarantee is to be issued by the Guarantor, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4, No. 333-175270 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2011.  The Exchange Notes and the Guarantee will be issued pursuant to an Amended and Restated Indenture dated as of March 2, 2011 among the Company, the Guarantor, the additional guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Indenture”), which is filed as Exhibit 4.1 to the Registration Statement.  The obligations of the Company under the Exchange Notes will be guaranteed by the Guarantor, along with the other guarantors, pursuant to guarantee provisions in the Indenture. This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)   the Registration Statement;

(b)   the prospectus contained in the Registration Statement (the “Prospectus”); and

(c)   the Indenture.

In addition we have examined the following:

(i)            a certificate from the secretary of the Guarantor certifying as to (A) true and correct copies of the articles of organization and operating agreement of the Guarantor (the “Organizational Documents”) and the resolutions of the sole member of the Guarantor authorizing the Guarantee by the Guarantor of the obligations of the Company under the Indenture and (B) the execution and delivery of the Indenture by persons acting as officers of the Guarantor who, at the respective times of such execution and delivery, were duly elected or appointed, qualified and acting officers of the Guarantor;

(ii)           a certificate dated September 2, 2011 issued by the Clerk of the Virginia State Corporation Commission, attesting to the limited liability company status of the Guarantor in the Commonwealth of Virginia (the “Status Certificate”); and

(iii)          originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following

(a)           Factual Matters.  To the extent that we have reviewed and relied upon (a) certificates of the Guarantor or authorized representatives thereof, (b) representations of the Guarantor set forth in the Indenture and (c) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters.

(b)           Signatures.  The signatures of all of the individuals signing the certificates and other documents we have reviewed are genuine and such individuals are authorized to sign such certificates and other documents, except that we make no assumption regarding the authority of individuals signing on behalf of the Guarantor.

(c)           Authentic and Conforming Documents.  All documents submitted to us as originals are authentic, complete and accurate; and all documents submitted to us as copies conform to authentic original documents.

Our Opinions

Based on and subject to the foregoing and the other qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.     Organizational Status.  Based solely upon its Status Certificate, the Guarantor is a validly existing limited liability company under the laws of the Commonwealth of Virginia.

2.  Power and Authority; Authorization.  The Guarantor has the limited liability company power and authority to execute and deliver, and to perform its obligations under, the Indenture and has taken all necessary limited liability company action to authorize the execution, delivery and performance thereof.

3.  Execution and Delivery.  The Guarantor has duly executed and delivered the Indenture.

Qualifications and Limitations

Our opinions are limited to the laws of the Commonwealth of Virginia, and we do not express any opinion concerning any other law or governmental authority.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter.  We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.  Kirkland & Ellis LLP, special counsel to the Company and the Guarantor, may rely upon this opinion with respect to matters set forth herein that are governed by Virginia law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ McGuireWoods LLP